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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE

TEAM ANNOUNCES CLOSING OF NEW $24 MILLION CREDIT FACILITY AND COMPLETION OF CLIMAX ACQUISITION

ALVIN, TEXAS, SEPTEMBER 1, 1998: Team, Inc. (Amex: TMI) announced today that, on August 26, 1998, it closed a $24 million credit facility with NationsBank, N.A. in Houston. The new facility is comprised of a $12.5 million revolving loan, $9.5 million in term loans for business acquisitions and a $2 million mortgage loan to refinance existing real estate indebtedness. Interest rates under the new facility are adjustable depending upon the Company's cash flow, and are generally more favorable than under the previously existing $10 million revolving credit facility with another financial institution, which the Company terminated.

Additionally, on August 28, 1998, the Company completed the previously announced acquisition of Climax Portable Machine Tools, Inc. located in Newberg, Oregon. Climax is a leading designer-manufacturer of portable, metal cutting machine tools used for on-site industrial maintenance. Consideration paid was $7.2 million, consisting of $6.4 million in cash and the issuance of 200,000 shares of the Company's common stock. Climax had revenues of $11.3 million for its latest fiscal year ended December 31, 1997.

Commenting on the announcements, Ted W. Owen, Team's Chief Financial Officer, said, "We are pleased to renew a relationship with NationsBank. The new credit facility significantly improves our ability to pursue strategic objectives, while at the same time reducing our cost of borrowed funds. The closing of this new credit facility provided the resources necessary to complete the Climax acquisition and allowed us to refinance $3.1 million of previously existing Climax indebtedness at more favorable rates. We believe that the Climax acquisition strengthens our opportunities by enabling us to offer Climax's product lines at our 40 existing domestic customer service locations, our foreign branches and our foreign licensees. We are excited about adding synergies through the field machining capabilities that Climax brings to our business and about the potential to grow that business through the leverage provided by the NationsBank facility."

Team is professional full-service provider of specialized industrial services. Headquartered in Alvin, Texas, the Company has 40 customer service locations in 23 states and three international subsidiaries in England, Trinidad, and Singapore. The Company also serves the international market through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI". For additional information, contact William A. Ryan or Ted W. Owen at 281-331-6154.